Kenneth R. Allen Vice President-Finance and Chief Financial Officer	972.647.6730 Email: investor@txi.com

TXI Announces $250 Million Add-On to its 7-1/4% Senior Notes Due 2013

Dallas, Texas - August 7, 2008 - Texas Industries, Inc. (NYSE: TXI) announced today that it plans to offer $250 million principal amount of senior notes (“Senior Notes”) through an add-on to its 7-1/4% Senior Notes due 2013. The offering of the Senior Notes, which is subject to market availability as well as other conditions, will be made only to qualified institutional buyers and outside the United States in compliance with Regulation S.

TXI intends to use the net proceeds from the Senior Notes offering to repay its $150 million senior term loan and for general corporate purposes, including capital expenditures.

The Senior Notes have not been registered under the Securities Act of 1933 (the "Securities Act") or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes.

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company's business, construction activity in the Company's markets, abnormal periods of inclement weather, unexpected periods of equipment downtime, changes in costs of raw materials, fuel and energy, the impact of environmental laws, regulations and claims and other risks and uncertainties described in the Company's reports on SEC Forms 10-K, 10-Q and 8-K.

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